UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2015 (May 13, 2015)

Energy Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34112	01-0616867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 Doolittle Dr. San Leandro, CA 94577

(Address if Principal Executive Offices)(Zip Code)

510-483-7370

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Financial Officer

On May 13, 2015, the Board of Directors of Energy Recovery, Inc. (the "Company") appointed Mr. Chris M. Gannon as Chief Financial Officer effective June 8, 2015.

Mr. Gannon has served as Managing Director at Conway MacKenzie Inc. since March 2009 and is a graduate of the University of Chicago – Booth School of Business. Prior to joining Conway MacKenzie, Mr. Gannon was a principal at Talon Group, a private equity firm focused on control investments in performing and distressed businesses. Previously, he functioned as a finance operating partner to private equity funds through Caledonia Group.

As Chief Financial Officer, Mr. Gannon will receive an annual base salary of $320,000, standard Company benefits, options to purchase 200,000 shares of the Company shares, a lump sum relocation allowance of $100,000, which must be repaid on a pro-rata basis in the event he resigns from the Company within twelve months of his start date, and will also be eligible for an annual bonus in an amount up to 60% of his annual salary based on his achievement toward Company financial and/or other performance goals under the Company’s executive bonus plan. Mr. Gannon has been guaranteed a bonus of $192,000 for 2015. After six months of service, Mr. Gannon will receive an additional option to purchase 100,000 shares of the Company shares. Mr. Gannon has been designated as a participant in the Company’s Change of Control Plan, a copy of which is on file with the Securities and Exchange Commission. He will also be eligible for certain severance benefits if he is terminated without cause other than in connection with a Change in Control.

There are no family relationships between Mr. Gannon. and any of the officers or directors of the Company. There are no related party transactions with Mr. Gannon that are reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Exhibits
99.1	Offer Letter to Mr. Chris Gannon
99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY RECOVERY, INC.
(Registrant)

Date:	May 15, 2015	/s/ Juan Otero
Juan Otero
(Corporate Counsel and Secretary)